Exhibit 2.6

AMENDMENT

TO

BYLAWS

OF

TO THE STARS ACADEMY OF ARTS AND SCIENCE INC.

A DELAWARE PUBLIC BENEFIT CORPORATION

Section 7 of Article IX of the Bylaws of TO THE STARS ACADEMY OF ARTS AND SCIENCE INC., a Delaware Public Benefit Corporation is hereby deleted in its entirety and amended to read as follows:

“9.7 Amendment of Bylaws. These Bylaws may be altered, amended or repealed, and new bylaws made, only by the affirmative vote of (a) a majority of the Board of Directors or (b) Stockholders representing greater than 50% of the votes eligible to be cast in an election of directors of the Corporation. “

CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify that:

1.       I am the duly elected, qualified and acting TO THE STARS ACADEMY OF ARTS AND SCIENCE INC., a Delaware Public Benefit Corporation (the “Corporation”).

2.       The attached amendment to the Corporation's Bylaws was duly adopted as the Bylaws thereof by an action by unanimous written consent of the Corporation's Board of Directors, effective June 25, 2020, and the same now constitutes the Corporation's Bylaws.

IN WITNESS WHEREOF, I have hereunto set my hand as of the 25th day of June, 2020.

/s/ Lisa Clifford
Lisa Clifford, Secretary